UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Nuveen Core Plus Impact Fund

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Nuveen Core Plus Impact Fund (NPCT)

PROTECT YOUR FUND AND YOUR INVESTMENT
VOTE FOR YOUR TRUSTEES ON THE WHITE PROXY CARD

To protect your investment, the Board unanimously recommends that all shareholders vote on the WHITE proxy card FOR:

•  The Fund’s three (3) Class III nominees

•  The Fund’s two (2) preferred share nominees.*

*For holders of preferred shares

We urge all shareholders to support your qualified Board of Trustees at the upcoming Annual Meeting on May 15, 2024, at 11:00 a.m. CT.
This year, your vote is especially important, as Saba Capital Master Fund, Ltd., a hedge fund managed by Saba Capital Management, L.P. (“Saba”), is seeking to replace one of your elected Trustees with an individual with no closed-end fund expertise or other U.S. mutual fund expertise, and who may seek to disrupt the investment objective of the Fund and potentially imperil its ability to perform over the long term and deliver consistent distributions.

We remain committed to protecting the best interests of all Fund shareholders. Our Trustees are focused on meeting the Fund’s investment objective, generating reliable income, and driving performance to carry you through multiple market cycles.

We need EVERY shareholder to vote!

How do I vote?

We remind you to use the WHITE proxy card to vote FOR the Fund’s nominees and protect your fund and your investment.

Do not sign or return the GOLD proxy card sent to you by Saba, even to vote “AGAINST” or to “WITHHOLD” or to “ABSTAIN” with respect to the dissident’s proposals, as only your latest dated proxy will be counted.

Vote Online	Vote by Phone	Vote by Mail

Using the website provided on your WHITE proxy card and following the simple instructions	By calling the toll-free number on your WHITE proxy card and following the simple instructions	By completing and returning your WHITE proxy card in the postage page envelope provided

If you have any questions about the proposals or the voting instructions, please feel free to contact

Georgeson LLC, the Fund’s proxy solicitor, at 866-357-1928.

NPCT421 - 33779 - Z86932